NORTHERN FUNDS

                                   FORM N-SAR

                               FILE NO. 811-08236

                   SEMI-ANNUAL PERIOD ENDED SEPTEMBER 30, 2004


EX-99.77Q1(e):  Copies of any new or amended Registrant investment advisory contracts


                            FEE REDUCTION COMMITMENT


This FEE REDUCTION COMMITMENT is made as of July 31, 2004 by Northern Trust Investments, N.A. ("NTI") and Northern Trust Global Investments (Europe) Limited ("NTGIE").

     WHEREAS, Northern Funds (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, NTI and NTGIE (the "Advisers") serve jointly as the investment advisers to the Fixed Income and Global Fixed Income Funds and NTI serves as the investment adviser to the Arizona Tax-Exempt, California Intermediate Tax-Exempt, California Tax-Exempt, Florida Intermediate Tax-Exempt, High Yield Fixed Income, High Yield Municipal, Intermediate Tax-Exempt, Short-Intermediate U.S. Government, Tax-Exempt and U.S. Government Funds of the Northern Funds (each a "Fund"), pursuant to an Investment Advisory Agreement dated July 31, 2000, as amended, and certain Assumption Agreements by and among NTI, NTGIE and The Northern Trust Company dated January 1, 2001, May 2, 2001 and April 1, 2002 (together, the "Investment Advisory Agreement"); and

     WHEREAS, the Advisers desire to reduce permanently their contractual fee rates under the Investment Advisory Agreement for the Funds; and

     WHEREAS, the Advisers represent that the quality and quantity of their services under the Investment Advisory Agreement will not be affected by this commitment and that their obligations under the Investment Advisory Agreement will remain unchanged in all respects.

     NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Advisers, intending to be legally bound, agree as follows:

1. Effective the date hereof, the Advisers reduce permanently their contractual fee rates under the Investment Advisory Agreement for the Funds as follows:

    For the services provided and the expenses assumed by the Advisers pursuant to the Investment Advisory Agreement, the Trust will pay to the applicable Adviser or Advisers, as full compensation therefor, a fee at the following annual rates of each Fund's average net assets, which fee will be computed based on the net assets of the Fund on each day and will be paid monthly:


            FUND                              ANNUAL FEE RATE

     Arizona Tax-Exempt................................... 0.70%
     California Intermediate Tax-Exempt................... 0.70%
     California Tax-Exempt................................ 0.70%
     Fixed Income......................................... 0.70%
     Florida Intermediate Tax-Exempt...................... 0.70%
     Global Fixed Income.................................. 0.85%
     High Yield Fixed Income.............................. 0.70%
     High Yield Municipal................................. 0.70%
     Intermediate Tax-Exempt.............................. 0.70%
     Short-Intermediate U.S. Government................... 0.70%
     Tax-Exempt........................................... 0.70%
     U.S. Government...................................... 0.70%

2. Any future amendment to increase or otherwise reinstate the contractual fee rates under the Investment Advisory Agreement for the Funds as in effect prior to the date hereof must be approved by the shareholders of the affected Fund(s) as and to the extent required by the 1940 Act.

3. This Fee Reduction Commitment shall be attached to and made a part of the Investment Advisory Agreement.

4. The Investment Advisory Agreement shall continue in full force and effect as modified hereby.

     IN WITNESS WHEREOF, the Advisers have caused this instrument to be executed by their officers designated below as of the day and year first above written.



Attest:    /s/ Diane Anderson                NORTHERN TRUST INVESTMENTS, N.A.
           ------------------

                                             By     /s/ William H. Belden III
                                                    -------------------------
                                                       (Authorized Officer)


Attest:    /s/ Diane Anderson                NORTHERN TRUST GLOBAL
           ------------------
                                             INVESTMENTS (EUROPE) LIMITED

                                             By    /s/ Nicholas J. Ring
                                                   --------------------
                                                    (Authorized Officer)

ACCEPTED AND AGREED:

NORTHERN FUNDS


By:        /s/ Eric Schweitzer
Title:     Vice President